Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.7 million for the three-month period and $10.7 million for the twelve-month period ended June 30, 2023.
●	A return on average equity of 20.27% and on return on average assets of 1.05% for the 2023 fiscal year.
●	Total loans increased by $98.5 million, or 16.1%, for the twelve-month period ended June 30, 2023, and non-performing loans to total loans remained low at 0.01% at June 30, 2023.
●	Total deposits increased by $66.0 million, or 7.4%, for the twelve-month period ended June 30, 2023.

Minerva, Ohio — August 10, 2023 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.7 million for the fourth quarter of fiscal year 2023, a decrease of $86 thousand, or 3.1%, from the same period last year. Earnings per share for the fourth quarter of fiscal year 2023 were $0.87 compared to $0.91 for the same period last year.

Net income was $10.7 million, or $3.45 per share, for the twelve months ended June 30, 2023 compared to $11.2 million, or $3.68 per share, for the twelve months ended June 30, 2022. The return on average equity was 20.27% and the return on average assets was 1.05% for the twelve-month period ended June 30, 2023.

“The quarter and annual results reported today were achieved in a volatile banking environment and during a period of unprecedented market rate increases. Increasing pretax core earnings, net of Paycheck Protection Program (PPP) interest and fee income, by 18.3% in this environment is an accomplishment. Total loan balances increased by $98.5 million in the 12 months ending June 30, 2023, contributing to a 29.8% increase in interest income (net of the $2.6 million PPP interest and fees earned in fiscal year 2022) in fiscal year 2023. The FOMC Federal Funds target rate increases slowed economic activity and loan production. Loans originated for the portfolio totaled $234.6 million in fiscal year 2023, a 15% decrease from fiscal year 2022 originations, however, slower runoff and higher rates on new originations and existing variable rate loans offset the decrease in new loan production. While new loan rates and portfolio yields continue to increase, a sustained increase in competition for deposits that accelerated in the third fiscal quarter of 2023 is negatively impacting the bank’s margin,” said Ralph J. Lober II, President & Chief Executive Officer. “We believe the increase in the cost of funds will slow in the first half of fiscal year 2024 and the margin will begin to improve during fiscal year 2024. Increasing $66.0 million in the 12-month period ended June 30, 2023, total deposit and customer repurchase agreements have remained consistent through the third and fourth fiscal quarters of 2023 as the industry absorbed the fall-out from the March 2023 banking crisis, and the uninsured deposit ratio, excluding collateralized public fund deposits, has decreased to approximately 18% as of June 30, 2023,” he continued.

Quarterly Operating Results Overview

Net income was $2.7 million, or $0.87 per share, for the three months ended June 30, 2023, compared to $2.8 million, or $0.91 per share, for the same period in 2022.

Net interest income was $8.3 million for both of the three-month periods ended June 30, 2023 and 2022. The net interest margin was 3.20% for the quarter ended June 30, 2023, 3.27% for the quarter ended March 31, 2023, and 3.51% for the quarter ended June 30, 2022. The yield on average interest-earning assets was 4.37% for the quarter ended June 30, 2023, compared with 3.67% for the same prior year period. The cost of funds increased to 1.65% for the quarter ended June 30, 2023, from 0.23% for the same prior year period. The yield on interest-earning assets as well as the cost of funds have been impacted by the rapid increase in current market interest rates.

The provision for loan losses was $60 thousand for the three-month period ended June 30, 2023, compared with $190 thousand for the same period last year. Net charge-offs of $159 thousand were recorded for the three-month period ended June 30, 2023.

Other income increased by $164 thousand, or 14.6%, for the three-month period ended June 30, 2023, compared to the same prior year period primarily due to service charges on deposit accounts increasing by $49 thousand, or 13.1%, and debit card interchange income increasing by $28 thousand, or 5.1%.

Other expenses increased by $346 thousand, or 5.9%, for the three-month period ended June 30, 2023, compared to the same prior year period. Increases in salaries, employee benefits, and FDIC insurance assessments contributed to the increase in other expenses for the three-month period ended June 30, 2023.

Year-to-Date Operating Results Overview

Net income decreased to $10.7 million, or $3.45 per share, for the twelve months ended June 30, 2023, compared to $11.2 million, or $3.68 per share, for the twelve months ended June 30, 2022.

Net interest income for the twelve months ended June 30, 2023 increased by $969 thousand compared to the same period last year, with interest income increasing by $6.8 million and interest expense increasing by $5.8 million. The net interest margin was 3.37% for the 2023 fiscal year and 3.60% for the 2022 fiscal year. Consumers’ yield on average interest-earning assets was 4.09% for the current fiscal year period compared with 3.75% for the prior fiscal year period. Consumers’ cost of funds increased to 1.03% for the current fiscal year from 0.22% for the prior fiscal year. Interest income and the net interest margin for the 2022 fiscal year were positively impacted by the recognition of $2.6 million of interest and fees on PPP loans that were forgiven during that period. Interest income in the 2023 fiscal year increased and more than offset the loss of PPP income primarily as a result of a $51.1 million, or 5.6%, increase in average interest-earning assets from the 2022 fiscal year and because of the increase in current market interest rates.

The provision for loan losses expense was $855 thousand for the twelve-month period ended June 30, 2023, compared with $735 thousand for the same prior year period. Net charge-offs of $291 thousand and $46 thousand were recorded for the twelve-month periods ended June 30, 2023 and 2022, respectively.

Other income increased by $12 thousand, or 0.3%, for the twelve-month period ended June 30, 2023, compared to the same prior year period. Service charges on deposit accounts increased by $138 thousand, or 9.5%, and debit card interchange income increased by $112 thousand, or 5.4%, for the twelve-month period ended June 30, 2023, compared to the same prior year period. These increases were partially offset by gains on mortgage banking activity decreasing by $287 thousand, or 45.4%, from the same prior year period due to the increase in mortgage rates.

Other expenses increased by $1.5 million, or 6.3%, for the twelve-month period ended June 30, 2023, compared to the same prior year period. Salaries and benefits increased by $760 thousand, or 5.7%, for the twelve-month period ended June 30, 2023, compared to the same prior year period primarily due to merit and cost of living increases and lower deferred loan costs. These increases were partially offset by lower salary continuation plan expense because of an increase in the discount rate and lower incentive expenses.

Balance Sheet and Asset Quality Overview

Assets as of June 30, 2023 totaled $1.06 billion, an increase of $82.7 million, or 8.5%, from June 30, 2022. From June 30, 2022, total loans increased by $98.5 million, or 16.1%, and total deposits increased by $66.0 million, or 7.4%.

Total available-for-sale securities decreased by $16.7 million to $279.6 million as of June 30, 2023, from $296.3 million as of June 30, 2022. The decline in the available-for-sale securities portfolio from June 30, 2022, was from a $6.0 million net reduction in the portfolio from sales and principal paydowns not being reinvested into the portfolio and due to a $9.9 million increase in the net unrealized mark to market loss. Total shareholders’ equity increased to $55.5 million as of June 30, 2023, from $54.0 million as of June 30, 2022, because of net income of $10.7 million for the 2023 fiscal year which was partially offset by an increase of $7.9 million in the accumulated other comprehensive loss from the mark-to-market of available-for-sale securities and from cash dividends paid of $2.1 million. The total accumulated other comprehensive loss was $30.0 million as of June 30, 2023. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates during 2022 and 2023 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is temporary and is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities. Consumers has significant sources of liquidity and therefore does not expect to have to sell securities to fund growth.

Non-performing loans were $104 thousand as of June 30, 2023 and $440 thousand as of June 30, 2022. The allowance for loan and lease losses (ALLL) as a percent of total loans at June 30, 2023 was 1.09% compared with an ALLL to loans ratio of 1.17% at June 30, 2022.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Twelve Month Periods Ended
Consolidated Statements of Income	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Total interest income	$11,318	$8,690	$40,939	$34,160
Total interest expense	3,004	377	7,224	1,414
Net interest income	8,314	8,313	33,715	32,746
Provision for loan losses	60	190	855	735
Other income	1,285	1,121	4,747	4,735
Other expenses	6,243	5,897	24,685	23,215
Income before income taxes	3,296	3,347	12,922	13,531
Income tax expense	602	567	2,248	2,339
Net income	$2,694	$2,780	$10,674	$11,192
Basic and diluted earnings per share	$0.87	$0.91	$3.45	$3.68

Consolidated Statements of Financial Condition	June 30, 2023	June 30, 2022
Assets
Cash and cash equivalents	$11,755	$20,952
Certificates of deposit in other financial institutions	2,501	3,781
Securities, available-for-sale	279,605	296,347
Securities, held-to-maturity	6,970	7,874
Equity securities, at fair value	386	400
Federal bank and other restricted stocks, at cost	2,168	2,525
Loans held for sale	764	1,165
Total loans	710,362	611,843
Less: allowance for loan losses	7,724	7,160
Net loans	702,638	604,683
Other assets	53,237	39,586
Total assets	$1,060,024	$977,313
Liabilities and Shareholders’ Equity
Deposits	$952,533	$886,562
Other interest-bearing liabilities	35,143	29,551
Other liabilities	16,864	7,230
Total liabilities	1,004,540	923,343
Shareholders’ equity	55,484	53,970
Total liabilities and shareholders’ equity	$1,060,024	$977,313

	At or For the Twelve Months Ended
	June 30, 2023	June 30, 2022
Performance Ratios:
Return on Average Assets	1.05%	1.17%
Return on Average Equity	20.27	16.43
Average Equity to Average Assets	5.16	7.10
Net Interest Margin (Fully Tax Equivalent)	3.37	3.60

Market Data:
Book Value to Common Share	$17.92	$17.66
Dividends Paid per Common Share (YTD)	$0.68	$0.64
Period End Common Shares	3,096,100	3,056,674

Asset Quality:
Net Charge-offs to Total Loans	0.04%	0.01%
Non-performing Assets to Total Assets	0.03	0.05
ALLL to Total Loans	1.09	1.17